                                  SCHEDULE 14A
                                 (Rule 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement [ ] Confidential, For Use of the Commission Only
[ ] Definitive Proxy Statement      as permitted by Rule 14a-6(e) (2))
[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-12.


                       DAIRY MART CONVENIENCE STORES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee    (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on the table below per Exchange Act Rule 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:
--------------------------------------------------------------------------------
(2)      Aggregate number of securities to which transaction applies:
--------------------------------------------------------------------------------
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
--------------------------------------------------------------------------------
(4)      Proposed maximum aggregate value of transaction:
--------------------------------------------------------------------------------
(5)      Total fee paid:
--------------------------------------------------------------------------------
[ ] Fee paid previously with preliminary materials:
--------------------------------------------------------------------------------
[ ] Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1)      Amount previously paid:
--------------------------------------------------------------------------------
(2)      Form, Schedule or Registration Statement No.:
--------------------------------------------------------------------------------
(3)      Filing Party:
--------------------------------------------------------------------------------
(4)      Date Filed:
--------------------------------------------------------------------------------

                               [DAIRY MART LOGO]

                      DAIRY MART CONVENIENCE STORES, INC.
          ONE DAIRY MART WAY, 300 EXECUTIVE PARKWAY WEST, HUDSON, OHIO

DEAR FELLOW SHAREHOLDER:

     You may shortly receive proxy materials from the so-called Committee of Concerned Dairy Mart Shareholders led by Mr. Frank Colaccino, a former CEO and President of the Company who was FIRED by the Board in 1994. Colaccino is soliciting your vote for his nominees to the Board of the Company. WE DO NOT BELIEVE THAT IT IS IN THE BEST INTEREST OF THE COMPANY AND ITS SHAREHOLDERS FOR COLACCINO TO TAKE CONTROL OF YOUR COMPANY.

     We ask you to continue to support your Board and management by returning the enclosed WHITE proxy card.

                          DAIRY MART'S ACHIEVEMENTS IN
                          DIFFICULT MARKET CONDITIONS

     In many ways, despite difficult market conditions which adversely affected our industry overall, our achievements are encouraging.

                            OUR ACHIEVEMENTS INCLUDE

     - Our revenues for last year INCREASED BY 22% - continuing three consecutive years as one of the leaders in the industry in same store sales growth. Last year alone, we INCREASED COMPARABLE STORE SALES BY 11%.

     - We built 60 new convenience retailing centers in the past three years.

     - Our food service sales last year increased by 30%.

     - We successfully added 25 Mr. Hero restaurant concepts in new stores.

     - We branded 65 locations in Kentucky and Indiana with Chevron - contributing to significant gasoline gallon growth - and comparable gasoline gallons sold increased 5% for the year.

     - We were selected the #1 CONVENIENCE STORE CHAIN IN THE COUNTRY by Convenience Stores Decisions Magazine!

     Although we have been working to grow the business, the Board recognizes that the last few years were not easy for our shareholders. While our work has not yet translated to bottomline financial results, we believe it has created shareholder value, predominantly from new store development. We have positioned the Company for growth as a focused regional convenience retailer - and rid the Company of the harmful legacies of dairy ownership, non-core territories and capital tied up in real estate left to us by prior management (headed by Colaccino).

     Last fall your management recognized the need to take decisive actions to increase shareholder value. We developed a plan, approved and endorsed by the Board on April 6 BEFORE Colaccino and his committee surfaced, to significantly strengthen the Company.

                  YOUR BOARD IS ACTIVELY PURSUING A LONG-TERM
                       STRATEGY DESIGNED TO MAXIMIZE THE
                VALUE OF THE COMPANY FOR ALL OF ITS SHAREHOLDERS

     Our comprehensive program should increase pre-tax profits, reduce debt and enhance the quality of the Company's asset base.

                        OUR LONG-TERM STRATEGY INCLUDES

     - Selling or closing the 246 stores, which constitute approximately 40% of our 601 stores, that accounted for approximately $3 million in pre-tax loss last year.

     - Using the proceeds from these store sales to reduce the Company's long-term debt.

     - Restructuring our stores so that for the first time in the Company's history a majority (or 61%) of our stores will sell gasoline.

     - Significantly reducing corporate and field overhead.

     - Continuing our rollout of new convenience retail centers in our core markets.

     The Board's strategy, when implemented, will result in a stronger organization positioned to continue its growth with a base of quality assets that meet the Company's one stop shopping focus. The Board is committed to staying the course of this long-term strategy in order to give our shareholders the best chance to realize the greatest possible return on their investments. WE BELIEVE THAT TO DEVIATE FROM THIS COURSE NOW IN ORDER TO HAND CONTROL OF THE COMPANY TO COLACCINO AND HIS INEXPERIENCED NOMINEES WOULD BE FOOLHARDY!

                WE BELIEVE THAT COLACCINO SHOULD NOT BE TRUSTED
                       LOOK AT HIS BACKGROUND AND AGENDA

     Colaccino depicts himself and his so-called committee, as unbiased, neutral shareholders only interested in maximizing the value of fellow shareholders' investments. But look at reality:

                         WHAT DOES COLACCINO OFFER YOU?

     - Colaccino does NOT PROPOSE any plans or details on how he would enhance our financial performance or shareholder value.

     - His handpicked nominees have NO OPERATIONAL EXPERIENCE in the Company's business. Most have been shareholders for less than one month. WHEN AND WHY DID THEY BECOME CONCERNED SHAREHOLDERS?

     - Colaccino was FIRED as CEO and President of the Company by the Board in 1994. He has had no operational experience since then.

     - Colaccino wants to be President and Chief Executive Officer again. You should consider the following operational problems that the Board considered when it FIRED Colaccino in 1994.

             - Poor quality acquisitions.

             - An emphasis on the quantity of stores, not quality.

             - An emphasis on owning real estate in a capital intensive industry.

     We believe that this proxy contest is simply a self-serving attempt by Colaccino to gain control of the Company for his own personal benefit. COLACCINO SIMPLY WANTS HIS OLD JOB AND SALARY BACK. SHAREHOLDERS CAN STOP THIS EFFORT IN ITS TRACKS BY VOTING AGAINST COLACCINO AND HIS NOMINEES AT THE ANNUAL MEETING. We do not believe it is in the best interest of the Company or its shareholders for you to vote in favor of the Colaccino nominees.

     We ask you to reject Colaccino's takeover attempt and ignore any BLUE proxy card. Support your Board and management and their long-term strategy by signing, dating and returning the accompanying WHITE proxy card, using the enclosed postage-paid envelope.

                                              On Behalf of your Board of
                                              Directors,

                                              /s/ Robert B. Stein, Jr.
                                              Robert B. Stein, Jr.
                                              Chairman, President and CEO

May 5, 2000

If you have any questions or need assistance in voting your shares or changing your vote, please contact:

                           [MACKENZIE PARTNERS LOGO]

                                156 FIFTH AVENUE
                            NEW YORK, NEW YORK 10010
                         (212) 929-5500 (CALL COLLECT)
                                       OR
                         CALL TOLL-FREE: (800) 322-2885